Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 14, 2017, with respect to the consolidated financial statements of Espey Mfg. & Electronics Corp. as of and for the years ended June 30, 2017 and 2016, which appear in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/ FREED MAXICK, CPAS, P.C.

Rochester, New York

December 4, 2017